Exhibit 99

Dillard’s, Inc. Declares Cash Dividend

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 19, 2010--Dillard’s, Inc. (NYSE: DDS) (the “Company”) announced today that the Board of Directors declared a cash dividend of 4 cents per share on the Class A and Class B Common Stock of the Company payable August 2, 2010 to shareholders of record as of June 30, 2010.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations